EXHIBIT 99.1

Acadia Realty Trust Announces Sale of 4.2 Million Common Shares

RYE, N.Y.--(BUSINESS WIRE)—August 8, 2016-- Acadia Realty Trust (NYSE: AKR - "Acadia" or the "Company") today announced the sale of 4,200,000 common shares of beneficial interest of the Company (“Shares”), in a public offering pursuant to the Company’s effective shelf registration statement previously filed with the Securities and Exchange Commission. The Company has also granted the underwriters an option to purchase up to 630,000 additional Shares.

The Company intends to use the net proceeds from the sale of the Shares to fund the purchase price of a retail property located in the Central Loop of Chicago, Illinois, which the Company has entered into a contract to acquire for $146.9 million, as well as for other general corporate purposes. In the event such acquisition is not consummated, the Company intends to use the net proceeds for general corporate purposes, which may include funding future acquisitions or the repayment of outstanding indebtedness.

Citigroup and BofA Merrill Lynch are acting as underwriters of the offering. A copy of the preliminary prospectus supplement and prospectus relating to these securities may be obtained by contacting:

Citigroup, c/o Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, NY 11717

(800) 8319146

or

BofA Merrill Lynch

NC10040343

200 North College Street, 3rd floor

Charlotte NC 282550001

Attn: Prospectus Department

Email: dg.prospectus_requests@baml.com

This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction. The offering of these securities will be made only by means of the prospectus supplement and the accompanying prospectus.

About Acadia

Acadia is an equity real estate investment trust focused on the ownership, acquisition, redevelopment and management of high-quality retail properties located primarily in high-barrier-to-entry, supply-constrained, densely-populated metropolitan areas in the United States. Acadia currently owns, or has an ownership interest in its properties through its investment platforms, which consist of (i) its core portfolio and (ii) opportunity funds, which it manages and co-invests in with unaffiliated investors.

Safe Harbor Statement

Certain matters in this press release constitute forward-looking statements within the meaning of federal securities law and as such may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. Factors that could cause the Company’s forward-looking statements to differ from its future results include, but are not limited to, those discussed under the headings “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent annual report on Form 10-K filed with the SEC on February 19, 2016 (“Form 10-K”) and other periodic reports filed with the SEC. Copies of the Form 10-K and the other periodic reports Acadia files with the SEC are available on the SEC’s website at www.sec.gov. Any forward-looking statements in this press release speak only as of the date hereof. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia's expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.

Source: Acadia Realty Trust

Acadia Realty Trust
Amy Racanello, 914-288-8100